LETTER AGREEMENT

September 5, 2019

Shai Lustgarten

Re: Employment Agreement Extension

Dear Mr. Lustgarten,

Reference is made to the Employment Agreement entered into by and between Quest Solution, Inc. (the “Company”) and Shai Lustgarten, as modified by the Modification Agreement entered into between the Company and Shai Lustgarten, dated February 17, 2017 (the “Lustgarten Employment Agreement”).

The Company and Shai Lustgarten hereby agree pursuant to this Letter Agreement, that the term of the Lustgarten Employment Agreement shall be extended for two (2) years until September 5, 2021, on the same terms as the Lustgarten Employment Agreement. At that time, the term of the Lustgarten Employment Agreement shall automatically extend for an additional two (2) year term unless the Lustgarten Employment Agreement is terminated at the option of either party. As consideration for entering into this Letter Agreement and in light of Mr. Lustgarten’s significant contributions to the Company, the Company shall, pursuant to the Company’s 2018 Equity Incentive Plan, grant Mr. Lustgarten a signing bonus in the form of 1,000,000 shares of the Company’s common stock.

Additionally, the Company agrees, for the duration of the Lustgarten Employment Agreement, to assume and pay the compensation owed by HTS Image Processing, Inc., its wholly-owned subsidiary, to Mr. Lustgarten in the amount of $15,000 per month.

This Letter Agreement shall be governed by the laws of the state of New York, without giving effect to any conflict of laws provision, and may not be amended other than through a written agreement executed by Quest Solution, Inc and Shai Lustgarten.

Very truly yours,

QUEST SOLUTION, INC.

By:	/s/ Shai Lustgarten
Name:	Shai Lustgarten
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Shai Lustgarten
Shai Lustgarten